[LOGO OMITTED] KPMG

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
                         KPMG Deutsche Treuhand-Gesellschaft     Marie-Curie-Strasse 30   Tel: (069) 9587-0
                         Aktiengesellschaft                      D-60439 Frankfurt a.M.   Fax: (069) 9587-1050
                         Wirtschaftspruefungsgesellschaft        Potfach 50 0520          www.kpmg.de
                                                                 D-60394 Frankfurt a.M.
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           Consent of Independent Registered Public Accounting Firm
           --------------------------------------------------------


To the Supervisory Board of
Deutsche Bank Aktiengesellschaft:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-133279, 333-133279-02 and 333-133279-01) of Granite Master Issuer
plc (Issue of Series 2006-2 Notes) of our audit report dated March 9, 2006 with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus.

Our audit report refers to the fact that the Company adopted FASB
Interpretation No. 46 "Consolidation of Variable Interest Entities" and Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" during 2003.

/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftpruefungsgesellschaft

Frankfurt am Main (Germany)
May 17, 2006